UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 23, 2007

ASIAN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

000-27129
(Commission File Number)

Wyoming	91-1922225
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

No. 3 Jinyuan Road
Daxing District Industrial Development Zone
Beijing, Peoples’ Republic of China
Post Code: 102600
(Address of principal executive offices, with zip code)

+86 10 6021 2222
(Registrant’s telephone number, including area code)

69930 Highway 111, Suite 100, Rancho Mirage, CA 92270
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective April 23, 2007, (i) Ms. Baiyuan Sun, Mr. Zhiguo Hao and Mr. Lixin Wang, each resigned as a director of the Company; (ii) the Board appointed Mr. G. Michael Bennett, Mr. Lianjun Cai and Mr. Punan Xie, each as an independent director to serve on the Board until his/her successor is duly elected and qualified or until his/her earlier death, resignation or removal; and (iii) the Board appointed Mr. G. Michael Bennett, Mr. Lianjun Cai and Mr. Punan Xie to serve on the Audit Committee, the Compensation Committee and the Nominating Committee.

The resignations of Ms. Baiyuan Sun, Mr. Zhiguo Hao and Mr. Lixin Wang were not the result of any disagreement with the Company.

The following sets forth biographical information of the new directors:

G. Michael Bennett, Independent Director. Mr. Bennett is a partner of Nexis Investment Consulting Corporation (Beijing): 2004-Present, assisting Chinese companies from its China offices to raise funds and assisting US companies in finding the appropriate mergers and acquisitions candidates and investments, and partner of ProCFO, 2000-2004, which provided contract CFO service for firms needing an interim CFO.

Lianjun Cai, Independent Director. Mr. Cai was Director of Industrial Committee of Daxing Industrial Development Zone, Beijing, 2001 - 2004.

Punan Xie, Independent Director. Mr. Xie was chief of the research department, director of faculty of printing faculty and sub decanal at Beijing Institute of Printing, and Professor, Special Allowance of Government awarded by the State Council of China, 1978-2001. He was also director of the program of print engineering of the National Higher Education Committee, vice director of the National Standard Committee of printing equipment, vice director of Educational Committee of China Printing Technical Association, Technical committee member of China Printing Equipment and Appliance Association, Counselor of the Expert Consultative Committee of Beijing government, Valuator of the National Science and Technology Achievement Award and National expert of evaluation of light-industry products and printing equipments import.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asian Financial, Inc.

Date: April 23, 2007	By:	/s/ Wenhua Guo
Wenhua Guo Chief Executive Officer